Exhibit 5.1

8 May 2020	Our Ref: JB/mm/N1277-A01876

Norwegian Cruise Line Holdings Ltd. 3rd Floor Park Place 55 Par La Ville Road Hamilton HM 11 Bermuda

Dear Sirs and Mesdames

NORWEGIAN CRUISE LINE HOLDINGS LTD.

We have been asked to provide this legal opinion to you with regard to the laws of Bermuda in connection with the issue by Norwegian Cruise Line Holdings Ltd. (the "Company") of an aggregate of 41,818,181 ordinary shares (which includes ordinary shares to be issued in connection with the Underwriters' (as defined in Schedule 1) full exercise of their option to acquire additional ordinary shares), par value US$0.001 per share in the capital of the Company ("Ordinary Shares") pursuant to an automatically effective registration statement on Form S-3 (File No. 333-237999) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission on 5 May 2020 under the Securities Act of 1933 (as amended), the related base prospectus that forms part of the Registration Statement (the "Base Prospectus"), as supplemented by a prospectus supplement dated 5 May 2020 (the "Prospectus Supplement" and, together with the Base Prospectus, the "Prospectus"), and the Underwriting Agreement (as defined in Schedule 1).

For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Bermuda Barristers and Attorneys and express no opinion as to any laws other than the laws of Bermuda in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, and under the laws of Bermuda, we are of the opinion that the Ordinary Shares have been duly authorised and validly issued and, upon payment for and delivery as contemplated by the Underwriting Agreement (as defined in Schedule 1), will be fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.  This opinion is addressed to you in connection with the sale of the Ordinary Shares as described in the Registration Statement and the Prospectus and is not to be relied upon in respect of any other matter. We understand that the Company wishes to file this opinion as an exhibit to the Current Report on Form 8-K, to be filed on the date of this opinion, and its incorporation by reference into the Registration Statement, and to reference this firm under the caption “Legal Matters” in the Prospectus Supplement, which will be deemed to be a part of the Registration Statement, and we hereby consent thereto.

Walkers

Park Place, 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda

 T +1 441 242 1500 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

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This opinion shall be construed in accordance with the laws of Bermuda.

Yours faithfully

/s/ Walkers (Bermuda) Limited

WALKERS (BERMUDA) LIMITED

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Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 21 February 2011, Memorandum of Association as registered on 21 February 2011 (the "Memorandum of Association"), Amended and Restated Bye-laws adopted on 13 June 2019 (the “Bye-laws”), register of members dated 7 May 2020 and register of directors and officers of the Company dated 7 May 2020, certified copies of which have been provided to us by the assistant secretary of the Company on 7 May 2020, and the list of shareholders maintained by American Stock Transfer & Trust Company dated 1 May 2020 (together the "Company Records").

2.	Copies of minutes of meetings of the Board of Directors of the Company held on 13 April 2020 and 4 May 2020 and minutes of a meeting of the Financing Committee of the Board of Directors of the Company held on 4 May 2020 (together, the "Resolutions").

3.	A copy of an executed underwriting agreement dated 5 May 2020 among the Company and Goldman Sachs & Co. LLC (for itself and as representative of the other several underwriters listed in schedule A thereto (the "Underwriters")) (the “Underwriting Agreement”).

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Schedule 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside Bermuda which would be contravened by the execution or delivery of the Registration Statement and the Prospectus and, insofar as any obligation expressed to be incurred under the Registration Statement and the Prospectus is to be performed in or is otherwise subject to the laws of any jurisdiction outside Bermuda, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Registration Statement and the Prospectus are genuine and are those of a person or persons given power to execute the Registration Statement and the Prospectus under the Resolutions or any power of attorney given by the Company to execute such documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. Any translations are a true translation of the original document they purport to translate. The Registration Statement and the Prospectus conform in every material respect to the latest drafts of the same produced to us.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum of Association and Bye-laws to be recorded therein are so recorded.

4.	The Resolutions were duly adopted at a duly convened and quorate meeting of the Board of Directors and the Financing Committee of the Board of Directors and such meetings were held and conducted in accordance with the Memorandum of Association and Bye-laws.

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Schedule 3

QUALIFICATIONS

1.	We express no opinion upon any provisions in the Registration Statement and the Prospectus which contains a reference to any law or statute that is not a Bermudian law or statute.

2.	Except as explicitly stated in this opinion, we express no opinion in relation to any representation or warranty contained in the Registration Statement and the Prospectus nor upon matters of fact or the commercial terms of the transactions contemplated by the Registration Statement and the Prospectus.

3.	"Non-assessability" is not a legal concept under Bermuda law. Reference in this opinion to shares being "non-assessable" shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be:

(a)	obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and

(b)	bound by an alteration of the Memorandum ofAassociation or Bye-laws after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.